NEWS RELEASE


FOR RELEASE IMMEDIATELY                      CONTACT:
FEBRUARY 18, 2005                            FRED W. RICKERT
                                             808/877-3871
                                             808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2004 4th QUARTER RESULTS

     Kahului, Hawaii, February 18...Maui Land & Pineapple Company, Inc. (AMEX:MLP) reported net income of $2.6 million ($0.36 per share) for the fourth quarter of 2004 compared to net income of $1.2 million ($.17 per share) for the fourth quarter of 2003. For the year 2004, the Company had a net loss of $383,000 ($0.05 per share) compared to net income of $6.0 million ($0.83 per share) for 2003.

     In July 2004, the Company began selling lots in the Honolua Ridge residential subdivision and through year-end 2004, the sale of 17 lots had closed escrow. The Company is recognizing revenues and profits from the Honolua Ridge lot sales on a percentage-of-completion method as the subdivision improvements are completed, and these sales contributed $9.6 million and $12.4 million, respectively, to operating profit for the Development segment for the fourth quarter and year 2004. Contributions to operating profit from Honolua Ridge lot sales were largely offset by operating losses from the Company's Pineapple and Resort segments.

     "Our resort and development segments are generally on track while our agricultural operations continue to struggle," said David C. Cole, Chairman, President and CEO of the Company. "In 2004 we invested heavily in future crops to smooth fruit delivery schedules, extend fresh fruit shelf life, and dramatically improve quality. We also took steps to bolster our real estate programs and reposition the Kapalua resort."

     Consolidated operating revenues for the fourth quarter of 2004 increased by $1.1 million (2%) to $48.5 million, compared to $47.4 million for the fourth quarter of 2003. For the year 2004, consolidated operating revenues increased by $2.1 million (1%) to $153.4 million, compared to $151.3 million 2003.

     Net income for 2003 included the Company's $1.9 million gain (pre-tax) from the sale of the Napili Plaza in August 2003 and $13.5 million (pre-tax) attributable to the September 2003 sale of Queen Kaahumanu Center (primarily representing the reversal of the accumulated losses of joint venture in excess of investment). Net income for 2003 also included $2.9 million gain (pre-tax) from the sale of the Company's Costa Rican assets. The Napili Plaza and Costa Rican operations are reported as discontinued operations.

     Consolidated interest expense was lower by 62% and 54%, respectively, for the fourth quarter and year 2004 primarily because of lower average borrowings.

     The Pineapple segment produced an operating loss from continuing operations of $2.7 million in the fourth quarter of 2004 compared to an operating profit of $2.1 million in the fourth quarter of 2003. Revenues from Pineapple operations decreased by $14.0 million (38%) to $22.4 million for the fourth quarter of 2004 compared to $36.4 million for the fourth quarter of 2003. For the year 2004, the Pineapple segment incurred an operating loss of $11.3 million compared to an operating loss of $4.8 million for 2003. Pineapple segment revenues for the year 2004 decreased by $20.5 million (20%) to $80.0 million compared to $100.5 million for 2003. Pineapple revenues for the fourth quarter of 2004 included $1.7 million from U. S. Customs pursuant to the Continued Dumping and Subsidy Offset Act of 2000, compared to $5.4 million from this program in 2003. Revenues for 2003 also included $3 million relating to the settlement of lawsuits.

     The case volume of fresh fruit sales increased in 2004 compared to 2003 and partially compensated for the decrease in case volume of canned pineapple sales. Contributing to the reduction in Pineapple segment revenues was a decrease in the average prices for fresh fruit sales of 18% and 5%, respectively, for the fourth quarter and the year 2004 compared to 2003, reflecting an unusually high level of pineapple from Central and South America in November and December of 2004. The average sales prices for canned pineapple products were higher by 10% and 9%, respectively, in the fourth quarter and year 2004 compared to the 2003.

     The operating loss for the fourth quarter of 2004 and the increased operating loss for the year 2004 compared to 2003 was also the result of higher per unit cost of sales. In 2004, the Company invested in future crops in an effort to reduce fluctuations in fruit deliveries, to expand supply and improve quality. These costs were included in cost of sales for 2004 because, under the Company's accounting method, all pineapple production costs incurred at the plantations are charged to the cost of crops harvested for the year. Significantly lower shipping costs in 2004 because of increased use of surface shipment, partially mitigated increased growing costs incurred in 2004. The Company was able to increase use of surface shipment, which is less costly, because of the extended shelf life of its fresh pineapple due to improved post-harvest practices.

     The Resort segment produced an operating loss of $1.3 million for the fourth quarter of 2004, compared to an operating loss of $1.7 for the fourth quarter of 2003. Revenues from the resort segment increased by $854,000 (8%) to $11.2 million compared to $10.4 million for the fourth quarter of 2003. For the year 2004, the Resort segment produced an operating loss of $1.6 million compared to an operating loss of $1.8 million for 2003. Revenues for the year 2004 increased by $4.6 million (10%) to $49.0 million compared to $44.5 million for 2003.

     Kapalua Resort's hotel and condominium occupancies were higher in the fourth quarter and year 2004 compared to 2003. Operating profit for the fourth quarter and year 2004 from the Resort's golf, merchandise and Kapalua Realty operations exceeded 2003. Improved results from these operations were partially offset by lower lease revenues and lower results from the Villas rental operations. In August 2004, the Company cancelled the Kapalua Bay Hotel ground lease in connection with the purchase of the hotel by Kapalua Bay Holdings LLC, in which the Company has a 51% membership interest. Lower results from the Villas operations were largely due to maintenance and other expenditures to upgrade and improve the facilities and level of service provided by the Kapalua Villas.

     The Development segment reported an operating profit of $7.9 million for the fourth quarter of 2004 compared to an operating profit of $115,000 for the fourth quarter of 2003. For the year 2004, Development had an operating profit of $12.7 million compared to an operating loss of $46,000 for 2003. Revenues from Development operations were $14.6 million for the fourth quarter of 2004 compared to $641,000 for the fourth quarter of 2003. For the year 2004, Development revenues were $24.0 million compared to $4.5 million for the same period in 2003. Development segment results for 2004 also include the sale of a 6.5-acre conservation-zoned parcel at Kapalua, which contributed $4.0 million to operating profit for 2004. In addition to real estate sales, the Development segment operating profit for 2004 includes $780,000 of losses from the Company's equity investment in Kapalua Bay Holdings LLC.
             *        *        *        *        *





                  MAUI LAND & PINEAPPLE COMPANY, INC.
     Report of Consolidated Operations - Segment Basis (unaudited)
            (Dollars in Thousands Except Per Share Amounts)

                           Three Months Ended     Twelve Months Ended
                              December 31             December 31
                             2004      2003          2004     2003
Operating Revenues
  Pineapple                 $22,420   $36,387      $80,023   $100,508
  Resort                     11,221    10,367       49,033     44,478
  Development                14,618       641       24,017      4,509
  Commercial & Property         280         8          322      1,838
Total Operating Revenues     48,539    47,403      153,395    151,333

Operating Profit (Loss)
  Pineapple                  (2,698)    2,126      (11,251)    (4,761)
  Resort                     (1,255)   (1,730)      (1,553)    (1,761)
  Development                 7,870       115       12,725        (46)
  Commercial & Property          85      (203)         230     12,643
Total Operating Profit (Loss) 4,002       308          151      6,075
Interest Expense               (193)     (513)      (1,159)    (2,526)
Interest Income                   6        11           23        167
Income Tax (Expense) Benefit (1,150)     (286)         528     (1,500)

Income (Loss) - Continuing
  Operations                  2,665      (480)        (457)     2,216

Income (Loss) - Discontinued
  Operations (net)              (40)    1,687           74      3,781

Net Income (Loss)           $ 2,625   $ 1,207      $  (383)    $5,997

Earnings Per Common Share -
  basic and diluted

  Income (Loss) - Continuing
    Operations                  .37      (.06)        (.06)       .31
  Income (Loss) - Discontinued
    Operations                 (.01)      .23          .01        .52
  Net Income (Loss)         $   .36   $   .17      $  (.05)    $  .83

Average Common Shares Outstanding
  Basic                   7,201,770  7,195,800     7,197,808 7,195,800
  Diluted                 7,238,408  7,215,682     7,197,808 7,200,811


NOTES:
The Company's reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year. Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.

In 2004, the Company reorganized its reportable business segments and prior year amounts were restated for comparability. The new Development segment is primarily comprised of all of the Company's real estate entitlement, development, construction and sales activity. These activities were previously reported as part of the Resort segment or the Commercial & Property segment. The Resort segment now includes the operation of recreation and retail facilities and utility companies and property management activities at the Kapalua Resort.

In 2004, operating revenues and expenses exclude the Company's equity in the earnings and losses of joint ventures, and prior year amounts were restated for consistency. As in prior years, the Company's equity in the earnings and losses of joint ventures for 2004 is included in the segment operating profits.

In the fourth quarter of 2004, the Company began to allocate all corporate general and administrative expenses to its business segments and prior year amounts were restated for comparability. Such allocations are consistent with management's evaluation of the business segments.